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                                                                      EXHIBIT 11

                   PONDER INDUSTRIES, INC., AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                                YEARS ENDED AUGUST 31
                                                       ----------------------------------------
                                                          1998           1997           1996
                                                       ----------     ----------     ----------
                                                       (IN THOUSANDS, EXCEPT SHARE INFORMATION)
COMPUTATION OF BASIC LOSS PER SHARE:
  Net loss...........................................  $   (4,532)    $   (9,921)    $   (3,892)
                                                       ==========     ==========     ==========
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK
  OUTSTANDING........................................   7,514,309      2,728,312      1,743,582
                                                       ==========     ==========     ==========
BASIC LOSS PER COMMON SHARE..........................  $     (.60)    $    (3.64)    $    (2.23)
                                                       ==========     ==========     ==========
COMPUTATION OF DILUTED LOSS PER SHARE:
  Net loss...........................................  $   (4,532)    $   (9,921)    $   (3,892)
  Interest not incurred upon assumed conversion of
     Senior Notes....................................          48             --             --
  Interest not incurred upon assumed conversion of
     convertible debentures..........................          --            422            254
                                                       ----------     ----------     ----------
  Net loss available to common stockholders used for
     computation.....................................  $   (4,484)    $   (9,499)    $   (3,638)
                                                       ==========     ==========     ==========
  Weighted average number of shares of common stock
     outstanding.....................................   7,514,309      2,728,312      1,743,582
  Weighted average incremental shares outstanding
     upon assumed conversion of options..............     547,934          2,548          6,117
  Weighted average incremental shares outstanding
     upon assumed conversion of Senior Notes.........     232,500             --             --
  Weighted average incremental shares outstanding
     upon assumed conversion of convertible
     debentures......................................          --      1,921,832        558,101
                                                       ----------     ----------     ----------
WEIGHTED AVERAGE COMMON SHARES AND COMMON SHARE
  EQUIVALENTS USED FOR COMPUTATION...................   8,294,743      4,652,692      2,307,800
                                                       ==========     ==========     ==========
DILUTED LOSS PER COMMON SHARE AND COMMON SHARE
  EQUIVALENT.........................................  $     (.54)(a) $    (2.04)(a) $    (1.58)(a)
                                                       ==========     ==========     ==========

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(a)  This calculation is submitted in accordance with Item 601(b)(11) of
     Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.